UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Authentidate Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 8, 2015

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code)

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Item 1.01. Entry Into a Material Definitive Agreement.

On June 8, 2015, Authentidate Holding Corp. (the “Company”) entered into definitive agreements relating to a private placement (the “Private Placement”) of up to $3.0 million principal amount of Senior Secured Convertible Debentures (the “Debentures”) and Common Stock Purchase Warrants (the “Warrants”). An initial closing for an aggregate principal amount of $900,000 of Debentures and Warrants to purchase 3,626,667 shares of common stock was held on June 8, 2015. A final closing of up to $2.1 million of Debentures and Warrants to purchase 8,400,000 shares of common stock is expected to occur prior to June 24, 2015. The Debentures and Warrants are being issued pursuant to a Securities Purchase Agreement, dated May 29, 2015, between the Company and certain accredited investors within the meaning of the Securities Act of 1933, as amended (the “Purchasers”) (the “Purchase Agreement”). As a condition of the initial closing, the holder of an aggregate principal amount of $100,000 of previously issued promissory notes was required to exchange such notes and certain warrants currently held by it, for Debentures and Warrants issuable pursuant to the Purchase Agreement. If all of the Debentures and Warrants authorized pursuant to the Private Placement are sold, the Company would receive gross proceeds of $2,900,000 before placement agent fees and other expenses associated with the transaction and $100,000 in cancellation of indebtedness. The Company will use the net proceeds from the transaction for general business and working capital purposes and the repayment of indebtedness. The Debentures and Warrants that may be issued at the final closing are offered on a “best efforts” basis and no assurances can be given that the Company will be able to complete additional sales of such securities. The Company may engage a registered broker-dealer to procure investors in the Private Placement and if it does so, it will pay commissions and may issue such persons warrants to purchase shares of common stock as compensation for such services.

Subject to certain exceptions, the Debentures rank senior to existing and future indebtedness of the Company and will be secured to the extent and as provided in the Security Agreement entered into between the Company and the Purchasers. Each Debenture matures on the one-year anniversary of the issuance date thereof. Subject to certain limitations, the Debentures are convertible at any time at the option of the holder into shares of the Company’s common stock at an initial conversion price of $0.25 per share (the “Conversion Price”). Based on such initial Conversion Price, the Debentures will be convertible into up to 12,000,000 shares of common stock, if all of the Debentures are issued pursuant to the Purchase Agreement. If the Company issues or sells shares of its common stock, rights to purchase shares of its common stock, or securities convertible into shares of its common stock for a price per share that is less than the Conversion Price then in effect, the Conversion Price then in effect will be decreased to equal 85% of such lower price. The foregoing adjustments to the Conversion Price will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, the Conversion Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

The Debentures bear interest at 9% per annum with interest payable upon maturity or on any earlier redemption date. At any time after the issuance date, the Company will have the right to redeem all or any portion of the outstanding principal balance of the Debentures, plus all accrued but unpaid interest at a price equal to 110% of such amount. The holders of Debentures shall have the right to convert any or all of the amount to be redeemed into common stock prior to redemption. The Debentures will be secured, pursuant to a Security Agreement, by a first priority lien on the Company’s assets related to its “Inscrybe Referral and Order Management” and “Inscrybe Hospital Discharge” solutions (the “Inscrybe Solutions Business”). Commencing three months after the first date on which the outstanding aggregate principal amount of Debentures is at least $3.0 million (excluding any Debentures issued upon the cancellation of previously outstanding indebtedness), and on a monthly basis thereafter, holders of Debentures may require the Company to redeem a portion of the outstanding Debentures in an amount up to 80% of the revenue generated by the Company through its Inscrybe Solutions Business. Subject to certain exceptions, the Debentures contain customary covenants against incurring additional indebtedness and granting additional liens and contain customary events of default. Upon the occurrence of an event of default under the Debentures, a holder of Debentures may require the Company to repay all or a portion of its Debentures in cash, at a price equal to 110% of the principal and accrued and unpaid interest.

As a part of the Private Placement, the Company will issue Warrants to the Purchasers providing them with the right to purchase up to an aggregate of 12,000,000 shares of the Company’s common stock (assuming all of the Debentures are sold) at an initial exercise price of $0.30 per share. In addition, the holder of the prior promissory note and warrants that surrendered such securities at the initial closing in consideration of the payment of the purchase price of the Debenture and Warrants will be issued 26,667 new Warrants, which is equal to the number of prior warrants surrendered. Subject to certain limitations, the Warrants are exercisable on or after the six month anniversary of the date of issuance and the exercise price for the Warrant is subject to adjustment for certain events, such as stock splits and stock dividends. If the Company issues or sells shares of its common stock, rights to purchase shares of its common stock, or securities convertible into shares of its common stock for a price per share that is less than the conversion price of the Debentures, the exercise price of the Warrants will be decreased to a lower price based on the amount by which the conversion price of the Debentures was reduced due to such transaction. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, the exercise price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The Warrants will expire 54 months from the initial exercise date. In addition, the Warrants provide that, beginning six months from issuance, the Company shall have the right to cause the holder to exercise the Warrants provided that the following conditions are satisfied: (i) the closing bid price of the Company’s common stock is at least $0.45 for the 20 consecutive trading days prior to the date of the mandatory exercise notice and (ii) all of the Warrants issued pursuant to the Purchase Agreement are called by the Company for a mandatory exercise. The Company, however, may not exercise this mandatory exercise right if the holder of the Warrants would be in violation of any of the ownership exercise limitations included in the Warrants.

The Purchasers shall not have the right to convert the Debentures or exercise the Warrants to the extent that such conversion or exercise would result in such Purchaser being the beneficial owner in excess of 4.99% of the Company’s common stock. In addition, the Purchasers have no right to convert the Debentures or exercise the Warrants if the issuance of the shares of common stock upon such conversion or exercise would exceed the aggregate number of shares of the Company’s common stock which the Company may issue upon conversion of the Note and exercise of the Warrant without breaching the Company’s obligations under Nasdaq listing rules (the “Exchange Cap”). The Exchange Cap limitation does not apply if the Company’s shareholders approve issuances above the Exchange Cap. The Company intends to promptly convene a meeting of its shareholders to approve issuances in excess of the Exchange Cap.

The Company also agreed to grant the lead investor the right to nominate an individual for election to the Company’s board of directors, provided that the Company sells at least $3.0 million of Debentures for cash proceeds in the Private Placement. If the lead investor exercises this right, we shall promptly increase the size of the board, appoint such nominee as a member of the board and use our best efforts to include such nominee in the slate of nominees recommended for election until the first anniversary of the final closing date. The Company also agreed that if it needs to appoint a new President and/or Chief Executive Officer, that it would consult with the holders of a majority in interest of the Debentures on such matter; provided, however, that the Company’s board of directors shall retain full discretion and authority to select any new President and/or Chief Executive Officer without the consent of the holders of the Debentures.

In connection with the Private Placement, the Company and the Purchasers entered into a Registration Rights Agreement under which the Company is required, on or before 60 days after the final closing of the Private Placement, to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock issuable pursuant to the Debentures and Warrants and to use commercially reasonable efforts to have the registration declared effective as soon as practicable, but in no event later than 90 days after the filing date if the registration statement is not subject to a full review by the SEC, or 120 days after filing if the registration statement is subject to a full review by the SEC. The Company will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed, does not become effective on a timely basis, or does not remain available for the resale (subject to certain allowable grace periods) of the Registrable Securities, as such term is defined in the Registration Rights Agreement.

The foregoing does not purport to be a complete description of the Purchase Agreement, the Registration Rights Agreement, the Note, the Warrant, and the Security Agreement and is qualified in its entirety by reference to the full text of such documents, which the Company intends to file as exhibits to a subsequently filed report pursuant to the Securities Exchange Act of 1934, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The offers and sales of the Debentures and Warrants in the Private Placement (and the issuance of shares of the Company’s common stock upon exercise or conversion thereof) have been determined to be exempt from registration under the Securities Act of 1933, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder. Such offers and sales were made solely to “accredited investors” under Rule 506 and were made without any form of general solicitation and with full access to any information requested by the investor regarding the Company or the securities offered in the Private Placement. The securities sold in the Private Placement have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This disclosure does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor will there be any sales of these securities by the Company in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. The disclosure is being issued pursuant to and in accordance with Rule 135c promulgated under the Securities Act of 1933.

Item 8.01. Other Events.

As reported in the supplement to the Company’s definitive proxy statement dated May 27, 2015 (the “Supplement”), the Company adjourned to June 30, 2015 its Annual Meeting of Stockholders (the “Adjourned Annual Meeting”), solely as to Proposal 4 included in its definitive proxy statement dated April 17, 2015 (the “Proxy Statement”). Proposal 4, as revised, seeks the approval of the Company’s stockholders to amend the Company’s Amended Certificate of Incorporation (the “Certificate of Incorporation”) to increase the authorized number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) from 100,000,000 shares to 190,000,000 shares of Common Stock (the “Amendment”). As explained in the Proxy Statement and Supplement, the Company’s board of directors believes it is in the best interests of the Company and its stockholders to have sufficient additional authorized but unissued shares of common stock available to provide flexibility for corporate action in the future to support our business, including the Company’s need to obtain additional financing necessary to implement its business plan and to provide working capital. Although at the time the Company filed its Proxy Statement and the Supplement, it did not have any definitive arrangements or agreements regarding the issuance of additional shares of Common Stock, as described in Item 1.01 of this Current Report on Form 8-K, the Company entered into a definitive agreement for the sale of up to $3.0 million of convertible debentures and Warrants to purchase up to 12,000,000 shares of Common Stock (the “Transaction”). An initial closing of $900,000 of such securities in the Transaction was held on June 8, 2015. A final closing of up to $2.1 million of Debentures and Warrants is expected to occur prior to June 24, 2015, however, the securities that may be issued at the final closing are offered on a “best efforts” basis and no assurances can be given that the Company will be able to complete additional sales of such securities.

Pursuant to this Transaction, the Company will also be required to establish a reserve out of its authorized but unissued shares of Common Stock of 125% of the number of shares that may issuable upon conversion of the Debentures and exercise of the Warrants, including in the event that the conversion price of the Debentures is adjusted in accordance with the anti-dilution provisions of the Debentures. If the Transaction was fully funded, this requirement will be in excess of the number of shares of Common Stock we currently have unreserved and available for issuance pursuant to our Certificate of Incorporation. As stated in the Proxy Statement, as of the record date for the annual meeting, the Company had approximately 13,731,237 shares of authorized but unissued and unreserved common stock available for issuance.

Accordingly, the Company requires the approval of its stockholders of the proposed amendment to its Certificate of Incorporation to increase the number of authorized shares of its Common Stock to enable it to issue all of the shares that it will be required to reserve for issuance in accordance with the terms and conditions of the Transaction. If the Company does not obtain the approval of its stockholders of Proposal 4 at the Adjourned Annual Meeting, it will need to incur the additional time and expense of convening additional meetings of its stockholders to seek approval of an increase to its of its authorized shares of Common Stock or ultimately be required to repay the Debentures for cash instead of the potential for such securities to be converted into Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

	By:	/s/ William A. Marshall

	Name:	William A. Marshall
	Title:	Chief Financial Officer and Treasurer

Date: June 10, 2015